                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                              ---------------------

                                 SCHEDULE 13E-4
                          ISSUER TENDER OFFER STATEMENT
            (PURSUANT TO SECTION 13(e) (1) OF THE SECURITIES EXCHANGE
                                  ACT OF 1934)
                                (Amendment No. 1)

                                 RB Asset, Inc.
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                                (Name of Issuer)

                                 RB Asset, Inc.
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                      (Name of Person(s) Filing Statement)

     15% Non-Cumulative Perpetual Preferred Stock, Series A, par value $1.00
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                         (Title of Class of Securities)

                                   749254 207
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                      (CUSIP Number of Class of Securities)

                              Nelson L. Stephenson
                                 RB Asset, Inc.
                                645 Fifth Avenue
                               New York, NY 10022
                                 (212) 848-0201
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   (Name, Address and Telephone Number of Person Authorized to Receive Notices
         and Communications on Behalf of the Person(s) Filing Statement)

                                November 25, 1998
--------------------------------------------------------------------------------
     (Date Tender Offer First Published, Sent or Given to Security Holders)




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Item 9.  Material to be filed as Exhibits.

Exhibit (a)(1)*     Offering Circular of the Issuer dated November 25, 1998

Exhibit (a)(2)*     Letter of Transmittal of the Company dated November 25,
                    1998.

Exhibit (a)(3)*     Notice of Guaranteed Delivery of the Company dated November
                    25, 1998.

Exhibit (a)(4)*     Letter to Holders of the 15% Non-Cumulative Perpetual
                    Preferred Stock, Series A, par value $1.00, of the Company dated November 25, 1998.

Exhibit (a)(5)*     Letter to Brokers, Dealers, Commercial Banks, Trust
                    Companies and Other Nominees of the Company dated November
                    25, 1998.

Exhibit (a)(6)*     Letter to Clients of the Company dated November 25, 1998.

Exhibit (a)(7)*     IRS Guidelines

Exhibit (b)(1)      Form of Indenture by and between the Issuer and LaSalle
                    National Bank, as Trustee




--------------------------

*     Previously filed.


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                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true complete and correct

                                          December 22, 1998



                                          By:  /s/ Nelson L. Stephenson
                                               ---------------------------------
                                                 Nelson L. Stephenson, President
                                                 and Chief Executive Officer






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